Exhibit 99.1 Investor and Media Contact Steven P. Eschbach, CFA (203) 825-6000 seschbach@fce.com

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter 2006 Results and Accomplishments

•	Selected, with PPL, for 4 megawatt project in Connecticut
•	Sited first 1 megawatt DFC installation in Japan for Sharp Corp.
•	Targeted design cost for 2 MW plant approaches market clearing price
•	Increased manufacturing production to 9 megawatts
•	Selected by Department of Energy for $85 million coal-based multi-megawatt solid oxide fuel cell project
•	Started accounting for stock based compensation in accordance with Statement of Financial Accounting Standard 123R

DANBURY, Conn. — Mar. 6, 2006 — FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of ultra-clean and efficient electric power generation plants for commercial and industrial customers, today reported results and accomplishments for its first fiscal quarter, ended January 31, 2006.

Financial Results

FuelCell Energy reported a net loss to common shareholders for the first quarter of fiscal 2006 of $16.7 million or $0.34 per basic and diluted share, compared to a net loss to common shareholders of $19.4 million or $0.40 per basic and diluted share in the same period of the previous year. Revenues, for the first quarter of fiscal 2006, were $5.9 million compared to $7.6 million in the prior year.

Net cash and investments used during the quarter was $17.1 million, compared to $20.0 million in 2005, excluding the proceeds of $99.0 million from the sale of preferred shares in the first quarter of fiscal 2005. Capital spending in the quarter totaled $3.6 million, which included approximately $2.8 million for equipment built for power purchase agreements. Depreciation and amortization expense for the quarter ended January 31, 2006 was approximately $2.3 million. Total cash and investments at January 31, 2006 was $162.8 million.

Components of revenue and costs for the first quarter of fiscal 2006 were as follows:

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Product sales and revenues totaled $3.0 million for the quarter ended January 31, 2006, compared to $5.0 million in 2005. Revenue during the quarter included approximately $2.0 million of product and stack components and approximately $1.0 million of revenue on power purchase agreements. DFC product revenue was lower due to the timing of customer delivery requirements and the production switch to lower cost DFC product models.

Cost of product sales and revenues were $9.4 million for the fiscal quarter ended January 31, 2006, compared to $13.7 million in 2005 on lower revenue. The product cost ratios were 3.12-to-1 compared to 2.73-to-1. Higher cost ratios are due to spending on power purchase agreements, increasing spare module components for the growing fleet and higher inventory for the transition to cost reduced designs.

The Company’s product backlog, including long-term service agreements, as of January 31, 2006 totaled $24.5 million, compared to $22.9 million as of January 31, 2005.

•
Research and development contract revenue for the quarter ended January 31, 2006 was $2.9 million, compared to $2.5 million in 2005. Revenue recognized was primarily related to solid oxide fuel cell (SOFC) development and combined cycle Direct FuelCell/Turbine® development under U.S. Department of Energy programs and the Navy’s Ship Service Fuel Cell program.

Research and development contract costs increased to $2.9 million for the first quarter of 2006, compared to $2.8 million reported in 2005 on higher revenue. Margins improved in the first quarter of fiscal 2006 with the cost to revenue ratio decreasing to .99-to-1 from 1.12-to-1 in 2005 due to the current mix of cost share contracts.

As of January 31, 2006, the Company’s research and development sales backlog totaled approximately $12.9 million of which Congress has authorized funding of $9.1 million, compared to $24.7 million ($14.4 million funded) as of January 31, 2005. The Company’s recently announced selection for development of a coal-based multi-megawatt SOFC system ($10.6 million) and development of a high temperature membrane for low humidity operation of Polymer Electrolyte Membrane (PEM) fuel cells ($2.1 million) would be added to the backlog once these contracts are finalized.

Administrative and selling expenses were $4.2 million for the quarter ended January 31, 2006, compared to $3.1 million in 2005. The year over year increase includes $0.7 million of stock based compensation recognized as a result of adopting Statement of Financial Accounting Standard 123R, “Share-Based Payment” (SFAS 123R). In addition, marketing and professional costs were approximately $0.3 million higher on increased market development and proposal activity for R&D and commercial contracts.

Research and development expenses for the quarter ended January 31, 2006 were $5.9 million, compared to $5.2 million in 2005. The increase is due to development for sub-megawatt and megawatt cost reduction and stack life improvements.

Effective November 1, 2005, the Company adopted SFAS 123R using the modified prospective method. For the three months ended January 31, 2005, stock compensation was accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Total stock based compensation recorded in the first quarter of fiscal 2006 was $1.1 million or $(0.02) per basic and diluted share. Stock based compensation is recorded in all cost and expense line items on the consolidated statement of operations. There was no stock compensation recognized in the consolidated statement of operations during the three months ended January 31, 2005.

Quarterly Highlights

Accelerating the drive to profitability

“Markets are demanding distributed generation solutions that are efficient, reliable and environmentally responsible,” said R. Daniel Brdar, President and CEO of FuelCell Energy. “Our products address those needs today. Our strategy is to continue reducing costs, meet customer expectations, and develop repeatable markets. Opportunities in the growing megawatt and multi-megawatt markets should accelerate our path to profitability.”

Improved marketplace fundamentals

After spiking to record levels in late 2005, natural gas prices are retreating but are still higher than they were two years ago. Utilities in many markets are requesting double-digit electricity rate hikes to reflect higher fuel prices in their generation costs. These lower fuel costs and higher electricity prices are making our DFC power plants an economically viable alternative to grid-delivered power in many markets.

The President’s State of the Union Address in January 2006 sharpened national discussion over the critical need to develop new means of achieving energy independence. In declaring a broad U.S. energy initiative, the White House dispatched cabinet-level officials around the country to garner support and collect information for this effort. FuelCell Energy was one of a limited number of firms to receive such a visit, hosting U.S. Treasury Secretary John W. Snow. Topics discussed included extending the Investment Tax Credit for fuel cells beyond 2007, supporting state and local initiatives and including alternative energy products in rebuilding a clean, efficient and more reliable power infrastructure for the Gulf Coast.

Visibility of orders

Funding programs, including the California Public Utility Commission’s Self-Generation Incentive Program (SGIP), government-related incentives in Japan and Korea to maximize energy efficiency and reduce greenhouse gas emissions under the Kyoto Protocols, and Phase II of Connecticut’s Project 100 are currently in their submission cycles. FuelCell Energy has good visibility to a number of opportunities under these programs. For example on Project 100, the Company expects to propose 30-40 megawatts of new projects.

As a first step, the Company increased its manufacturing production rate to 9 megawatts from 6 megawatts per year. The Company also increased sales resources in California and the northeast, and the Company’s distribution partners in Asia are adding staff to their sales organizations.

Cost reduction

Top priorities are continued reduction of the initial and life-cycle costs of the Company’s products, and extending stack life from the current three years (24,000 hours) to five years (40,000 hours). To achieve profitability, product costs need to be in a range of $2,000 to $4,000 per kilowatt, depending on local electricity rates and fuel prices. Current design costs are now approximately $4,300 per kilowatt for the 1 megawatt product and $4,600 per kilowatt for the sub-megawatt product.

Extending FuelCell Energy’s value engineering initiatives to the multi-megawatt DFC3000 power plant, the Company anticipates reducing the cost of this product to between $3,200 and $3,500 per kilowatt by the end of 2006, and below $3,000 per kilowatt with increased volume. This should be the Company’s first product to show positive margins.

Meeting customer expectations

Availability of FuelCell Energy’s products is a key metric for meeting our customers’ expectations. Fleet availability for the 12 months ended January 31, 2006, was 93 percent, the second consecutive rolling 12-month period to do so.

The Company addressed customer requirements for ease of maintenance and improved handling of grid-related power disturbances. The Company introduced “rapid load recovery controls,” which meets customers’ needs by reducing downtime caused by grid faults from 6-8 hours to as little as 6-10 minutes. The Company also developed a “keep warm” mode that allows certain stack and balance of plant components to remain functioning during fuel supply interruptions and grid disturbances, enabling quicker and more reliable resumption of power generation.

Other accomplishments

FuelCell Energy’s partner PPL Energy Plus was selected by the Connecticut Clean Energy Fund as finalist for a 4 megawatt DFC power plant in Wallingford. PPL is currently in negotiation on contract terms, subject to final approval by the Connecticut Department of Public Utility Control. The Company also has an outstanding proposal to develop what would be the largest fuel cell power plant in the world, a 10 megawatt power station for Long Island Power Authority.

FuelCell Energy announced the first sale of a megawatt plant in Japan, where FuelCell Energy’s Asian distribution partner Marubeni Corporation sited a power plant at an advanced manufacturing facility operated by the Sharp Corp. The combined heat and power application is expected to reduce the factory’s CO2 emissions by 2,300 tons per year, a direct response to Japan’s Kyoto initiative.

FuelCell Energy was selected by the U.S. Department of Energy (DOE) as prime contractor in a 10-year, $85 million cost-shared project to develop a coal-based multi-megawatt solid oxide fuel cell (SOFC) system. The award underscores FuelCell Energy’s expertise in high temperature fuel cells and excellent ongoing relationship with DOE.

The Company hosted an energy roundtable, attended by U.S. Treasury Sec. John W. Snow, U.S. Rep. Nancy Johnson (R-Conn.); executives of FuelCell Energy customers Pepperidge Farm, Inc. and Starwood Hotels & Resorts Worldwide Inc.; distribution partner PPL Energy Plus; and other government and business leaders.

The Company achieved a world-record mark of 56 percent electrical efficiency in its sub-megawatt combined cycle Direct FuelCell/Turbine® (DFC/T®) power plant. Advancements from development work of this high temperature system are expected to add to cost reductions in the DFC product line.

FuelCell Energy successfully demonstrated operation of a Direct FuelCell power plant with an efficient, environmentally friendly absorption chiller at the U.S. Army Engineer Research and Development Center/Construction Engineering Research Laboratory. ERDC/CERL has a mission of increasing the Army’s ability to more efficiently construct, operate, and maintain its installations and ensure environmental quality and safety at a reduced life-cycle-cost.

The Company met the California Air Resources Board’s (CARB) stringent distributed generation emissions standards for 2007, qualifying the DFC 300MA power plant for economic incentives in that state.

FuelCell Energy was selected by DOE for a five-year, $2.1 million cost-shared project to develop a high temperature membrane for specialized operation of Polymer Electrolyte Membrane fuel cells, with the goal of extending its durability and shelf-life, while bringing down its cost.

2006 Focus

The Company’s 2006 focus is straightforward -- build on performance and cost reduction successes to date, and increase sales.

Conference Call Information

A conference call is scheduled for 10:00 a.m. EDT on March 7, 2006, to review results and discuss the Company’s outlook. Listeners can gain access to the call live over the Internet by clicking on the web cast link on the Company’s homepage at http://www.fuelcellenergy.com. A playback version will be available for seven days after the call by calling 800-642-1687 for the U.S./Canada and +1-706-645-9291 for international. The confirmation number is 6017920.

About FuelCell Energy
FuelCell Energy Inc. develops and markets ultra-clean power plants that generate electricity with higher efficiency than distributed generation plants of similar size and with virtually no air pollution. Fuel cells produce base load electricity giving commercial and industrial customers greater control over their power generation economics, reliability and emissions. Emerging state, federal and international regulations to reduce harmful greenhouse gas emissions consider fuel cell power plants in the same environmentally friendly category as wind and solar energy sources -- with the added advantages of running 24 hours a day and the capacity to be installed where wind turbines or solar panels often cannot. Headquartered in Danbury, Conn., FuelCell Energy services over 40 power generation sites around the globe that have produced more than 94 million kilowatt hours, and conducts R&D on next-generation fuel cell technologies to meet the world’s ever-increasing demand for ultra-clean distributed energy. For more information on the company, its products and its worldwide commercial distribution alliances, please see www.fuelcellenergy.com.

Direct FuelCell, DFC and DFC/Turbine are registered trademarks of FuelCell Energy, Inc. All other trademarks are the property of their respective owners. The Company’s sub-megawatt DFC fuel cell power plant is a collaborative effort combining its Direct FuelCell technology with a Hot Module® balance of plant design from MTU CFC Solutions, GmbH.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

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FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2006	2005
Revenues:
Product sales and revenues	$3,000	$5,032
Research and development contracts	2,944	2,522
Total revenues	5,944	7,554

Costs and expenses:
Cost of product sales and revenues (1)	9,350	13,713
Cost of research and development contracts (1)	2,923	2,814
Administrative and selling expenses (1)	4,224	3,130
Research and development expenses (1)	5,884	5,233
Total costs and expenses	22,381	24,890

Loss from operations	(16,437)	(17,336)

License fee income, net	71	71
Interest expense	(32)	(42)
Loss from equity investments	(215)	(340)
Interest and other income, net	1,538	875

Loss before provision for income taxes	(15,075)	(16,772)

Provision for income taxes	—	—

Loss from continuing operations	(15,075)	(16,772)

Discontinued operations, net of tax	—	(1,252)

Net loss	(15,075)	(18,024)

Preferred stock dividends	(1,595)	(1,342)

Net loss to common shareholders	$(16,670)	$(19,366)

Loss per share basic and diluted:
Continuing operations	$(0.34)	$(0.37)
Discontinued operations	—	(0.03)
Net loss to common shareholders	$(0.34)	$(0.40)
Basic and diluted weighted average shares outstanding	48,556,123	48,152,998
_________
(1) - Includes stock-based compensation expense under Statement of Financial Accounting Standard 123R (“SFAS 123R”), “Share-Based Payment” of $114 in cost of product sales and revenues, $88 in cost of research and development contracts, $701 in administrative and selling expenses and $212 in research and development expenses.

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	January 31, 2006 (Unaudited)	October 31, 2005
ASSETS
Current assets :
Cash and cash equivalents	$21,815	$22,702
Investments: U.S. treasury securities	100,281	113,330
Accounts receivable, net of allowance for doubtful accounts of $118 and $104, respectively	10,577	10,062
Inventories, net	14,130	12,141
Other current assets	6,345	3,659
Total current assets	153,148	161,894

Property, plant and equipment, net	48,059	46,705
Investments: U.S. treasury securities	40,719	43,928
Equity investments	12,258	12,473
Other assets, net	572	520
Total assets	$254,756	$265,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$460	$503
Accounts payable	8,519	6,221
Accrued liabilities	5,979	7,018
Deferred license fee income	262	38
Deferred revenue	10,328	9,366
Total current liabilities	25,548	23,146

Long-term debt and other liabilities	779	904
Total liabilities	26,327	24,050

Shareholders’ equity
Preferred stock ($0.01 par value, liquidation preference of $105,875); 200,000 shares authorized at January 31, 2006 and October 31, 2005: Series B Convertible Preferred Stock; 105,875 shares issued and outstanding at January 31, 2006 and October 31, 2005	1	1
Common stock ($.0001 par value); 150,000,000 shares authorized at January 31, 2006 and October 31, 2005; 48,762,847 and 48,497,088 shares issued and outstanding at January 31, 2006 and October 31, 2005, respectively.	5	5
Preferred shares of subsidiary (convertible into FuelCell Common Stock)	11,847	11,517
Additional paid-in capital	521,989	520,286
Accumulated deficit	(305,413)	(290,339)
Treasury stock, Common, at cost (9,394 shares in 2006 and 4,279 shares in 2005)	(88)	(44)
Deferred compensation	88	44
Total shareholders’ equity	228,429	241,470
Total liabilities and shareholders’ equity	$254,756	$265,520